CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Annual Report Pursuant to Regulation A on Form 1-K of our report dated April 28, 2021, relating to the consolidated financial statements of Juva Life Inc., for the years ended December 31, 2020 and 2019 which is part of this Annual Report.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

April 29, 2021